Exhibit 21


           Principal Subsidiaries of Global Payment Technologies, Inc.

                                                                Jurisdiction       Percentage Ownership
                 Name of Subsidiary                             Incorporation        by the Registrant
                 ------------------                             -------------        -----------------
Global Payment Technology Holdings (Proprietary) Limited        South Africa              33.3%

Global Payment Technologies Australia Pty. Ltd.                  Australia                  50%

Global Payment Technologies (Europe) Limited                   United Kingdom               70%

CBV China Venture Limited                                        Delaware                   50%
        - Hangzhou CBV Plastics Corp. Ltd.                        China                    100%